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                                                                   EXHIBIT 4.(o)

                                                  [LOGO OF PACIFIC LIFE]
                                                  Pacific Life Insurance Company
                                                  700 Newport Center Drive
                                                  Newport Beach, CA  92660
                                                  A Stock Company


                    ROTH INDIVIDUAL RETIREMENT ANNUITY RIDER

This rider is a part of the Contract to which it is attached (the Contract) by Pacific Life Insurance Company (PL).

The Contract is hereby modified as specified below in order to qualify as a Roth Individual Retirement Annuity (Roth IRA) under Code Section 408A.

The provisions of this rider shall control if they are in conflict with those of the Contract.

A.   Definitions

Annuitant - The individual named as a measuring life for periodic annuity payments under the Contract.

Annuity Start Date - The date shown in the Contract Specifications, or the date the Owner has most recently elected under the Contract, if any, for the start of annuity payments if the Annuitant is still living and the Contract is in force; or if earlier, the date that annuity payments actually begin.

Applicable Designation Date - September 30 of the calendar year next following the Owner's Year of Death.

Applicable Distribution Period - The period used to determine the amount required to be distributed as an RMD during a Distribution Year.

Code -The Internal Revenue Code of 1986, as amended.

Compensation - Wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered (including, but not limited to, commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses) and includes earned income, as defined in Code Section 401(c)(2) (reduced by the deduction the self-employed individual takes for contributions made to a self-employed retirement plan). For purposes of this definition, Code Section 401(c)(2) shall be applied as if the term trade or business for purposes of Code
Section 1402 included the service described Code Section 1402 (c)(6). Compensation does not include amounts derived from or received as earnings and profits from property (including, but not limited to, interest and dividends) or amounts not includible in gross income. Compensation also does not include any amount received as a pension or annuity or as deferred compensation. Compensation shall include any amount includible in the individual's gross income under Code Section 71 with respect to a divorce or separation instrument described in Code Section 71(b)(2)(A). In the case of a married individual filing a joint return, the greater compensation of his or her spouse is treated as his or her own compensation, but only to the extent that such spouse's compensation is not being used for purposes of the spouse making a contribution to a Roth IRA or a Non Roth IRA.

Contract - This annuity contract issued by PL as a Roth IRA.

Contributions - The Purchase Payments, premiums, rollovers or other contributions received by PL under the Contract.

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Designated Beneficiary - An individual designated or treated as a beneficiary under the Contract for RMD purposes in accordance with the Regulations under Code Section 401(a)(9)(E) and related provisions, e.g., Reg.(ss)1.401(a)(9)-4.

DB Election Date - The date that is 30 days prior to the DB Required Beginning Date.

DB Required Beginning Date - December 31 of the calendar year next following the Owner's Year of Death.

Distribution Year - A calendar year for which an RMD is required. The first Distribution Year is the calendar year that contains the DB Required Beginning Date or the Spouse Required Beginning Date, whichever is applicable. Each subsequent calendar year is also a Distribution Year.

IRA - An individual retirement account or individual retirement annuity under Code Section 408.

IRS - Internal Revenue Service.

Life Expectancy - The life expectancy of one or more individuals as determined by using the appropriate table in Reg. (ss)1.401(a)(9)-9.

Measuring Designated Beneficiary - The Designated Beneficiary as of the DB Required Beginning Date whose Life Expectancy is used under Regs.
(ss)1.401(a)(9)-4 and (ss) 1.401(a)(9)-5, Q&A-7 to determine any Applicable Distribution Period as of such date. If as of the Applicable Designation Date any trust, estate or other entity is treated under Reg. (ss)1.401(a)(9)-4, Q&A-3 as a beneficiary under the Contract (taking into account any Separate Shares), the Contract shall be deemed to have no Measuring Designated Beneficiary. If as of the Applicable Designation Date the Contract (taking into account any Separate Shares) has more than one Designated Beneficiary (and no entity beneficiary), the Measuring Designated Beneficiary is the Designated Beneficiary with the shortest Life Expectancy as of such date.

Non Roth IRA - An IRA that is not a Roth IRA.

Notice Date - The day on which PL receives, in a form satisfactory to PL, proof of death and instructions satisfactory to PL regarding payment of death benefit proceeds.

Owner or You -The Owner of the Contract.

Owner's Year of Death - The calendar year in which the Owner dies.

PL - Pacific Life Insurance Company.

Plan - A tax-qualified retirement plan or arrangement, including an IRA.

QDRO - A qualified domestic relations order under Code Section 414(p).

Regulation or Reg.- A regulation issued or proposed pursuant to the Code.

RMD - Required minimum distribution under Code Section 401(a)(9) or related Code provision.

Roth IRA - An IRA under Code Section 408A.

Separate Share - A separate portion or segregated share of the benefits under the Contract that is determined by an acceptable separate accounting under Reg.
(ss)1.401(a)(9)-8, Q&A-3, or that qualifies as a segregated share for an alternate payee under a QDRO under Reg. (ss)1.401(a)(9)-8, Q&A-6(b)(1). A Separate Share shall be treated as a separate Contract for RMD purposes and
Section 6 below.

SEP - A Simplified Employee Pension form of IRA under Code Section 408(k).

SIMPLE IRA - A SIMPLE IRA under Code Section 408(p).

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Spouse - The Owner's spouse, including a former spouse covered by a QDRO who is treated as the Owner's spouse pursuant to Reg. (ss)1.401(a)(9)-8, Q&A-6.

Spouse's Continuation Election Date - The date that is 30 days prior to the earlier of the Spouse's Required Beginning Date or December 31 of the fifth calendar year after the Owner's Year of Death, in accordance with Reg.
(ss)1.401(a)(9)-3, Q&A-4(c).

Spouse's Required Beginning Date - The later of December 31 of the calendar year next following the Owner's Year of Death or December 31 of the calendar year in which the deceased Owner would have attained age 70 1/2.

Spouse's Year of Death - The calendar year in which the Surviving Spouse dies.

Surviving Spouse - The surviving Spouse of a deceased Owner.

B.   Roth IRA Provisions

1. The Annuitant shall at all times be the Owner of the Contract (or its beneficial Owner where a fiduciary is its legal Owner). Such individual Owner's rights under the Contract shall be nonforfeitable, and the Contract shall be for the exclusive benefit of such Owner and his or her beneficiaries.

2. No benefits under the Contract may be transferred, sold, assigned, or pledged as collateral for a loan, or as security for the performance of an obligation, or for any other purpose, to any person; except that the Contract may be transferred to a former or separated spouse of the Owner under a divorce or separation instrument described in Code Section 408(d)(6). In the event of such a transfer, the transferee shall be treated for all purposes as the Owner under the Contract.

3. (a) Maximum permissible amount. Except in the case of a "qualified rollover contribution" or a recharacterization (as defined in paragraph 3(e) below), no Contribution will be allowed into the Contract unless it is in cash and the total of such Contributions to all the individual Owner's Roth IRAs for a taxable year does not exceed the lesser of the Owner's Compensation for such year or the following applicable dollar limit:

                Year                            Limit
                ----                           -------
                2002-2004                      $ 3,000
                2005-2007                      $ 4,000
                2008 & later                   $ 5,000

     In addition, for years after 2008 the $5000 limit will be indexed for cost-of-living adjustments under Code Section 219(b)(5)(C) at $500 increments.

     For an Owner age 50 or older the above dollar limits are increased as follows:

                Year                            Limit
                ----                           -------
                2002-2005                      $   500
                2006 & later                   $ 1,000

     Such a Contribution is referred to herein as a "regular contribution." A "qualified rollover contribution" is a rollover contribution that meets the requirements of Code Sections 408(d)(3) and 408A(c)(3)(B), except that the one-rollover-per-year rule of Code Section 408(d)(3)(B) does not apply if the rollover contribution is from a Non Roth IRA. Contributions may be limited under paragraphs 3(b) through (d) below.

     (b) Regular contribution limit. If subparagraph 3(b) (i) or (ii) below apply, the maximum regular contributions that can be made to all of the Owner's Roth IRAs for a taxable year is the smaller of the amounts determined under subparagraph 3(b) (i) or (ii) below.

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          (i)  The maximum regular contribution is phased out ratably between certain levels of modified adjusted gross income ("modified AGI," defined in paragraph 3(f) below) in accordance with the following table:

Filing Status                    Full Contribution         Phase-out Range            No Contribution

                                                                 Modified AGI
                                 -------------------------------------------------------------------------
Single or Head of Household      $95,000 or less           Between $95,000 and        $110,000 or more
                                                           $110,000

Joint Return                     $150,000 or less          Between $150,000           $160,000 or more
                                                           and $160,000

Married-Separate Return          $0                        Between $0 and             $10,000 or more
                                                           $10,000

For purposes of this table, a husband and wife are not treated as married for a taxable year if they have lived apart at all times during such year and file separate returns for such year. If the Owner's modified AGI for a taxable year is in the phase-out range, the maximum regular contribution determined under this table for that taxable year is rounded up to the next multiple of $10 and is not reduced below $200.

          (ii) If the Owner makes regular contributions to both Roth and Non Roth IRAs for a taxable year, the maximum regular contribution that can be made to all the Owner's Roth IRAs for that taxable year is reduced by the regular contributions made to the Owner's Non Roth IRAs for the taxable year (ignoring SIMPLE IRA or SEP contributions).

     (c)  Qualified rollover contribution limit. A rollover from a Non Roth IRA
          -------------------------------------
          cannot be made to this Roth IRA Contract if, for the year the amount is distributed from the Non Roth IRA, (i) the Owner is married and files a separate return, (ii) the Owner is not married and has modified AGI in excess of $100,000 or (iii) the Owner is married and together the Owner and the Owner's spouse have modified AGI in excess of $100,000. For purposes of the preceding sentence, a husband and wife are not treated as married for a taxable year if they have lived apart at all times during such year and file separate returns for such year.

     (d)  SIMPLE IRA and SEP limits. No Contribution shall be allowed into the
          -------------------------
          Contract under a SIMPLE IRA or SEP Plan. Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA Plan shall be allowed into the Contract from a SIMPLE IRA prior to the expiration of the 2-year period beginning on the date the individual Owner first participated in that employer's SIMPLE IRA Plan.

     (e)  Recharacterization. A regular contribution to a Non Roth IRA may be
          -------------------
          recharacterized pursuant to Reg.(ss)1.408A-5 as a regular contribution to this Roth IRA Contract, subject to the limits in paragraph 3(b) above.

     (f)  Modified AGI. For purposes of paragraphs 3(b) and (c) above, an
          ------------
          Owner's modified AGI for a taxable year is defined in Code Section 408A(c)(3)(C)(i) and does not include (i) any amount included in adjusted gross income as a result of a rollover from a Non Roth IRA (a "conversion") or (ii) for purposes of the rollover rules in paragraph 3(c) above during the years 2005-2010, any RMD from an IRA under Code
          Section 401(a)(9) or a related Code provision.

4. Any Purchase Payment (or premium payment) under the Contract is not fixed, but may not be less than any minimum amount stated in the Purchase Payment (or Premiums) provisions of the Contract.

5. Any Purchase Payment (or premium) refund declared by PL under the Contract, other than a refund attributable to an excess Contribution, shall be applied toward the purchase of additional benefits before the close of the calendar year following the calendar year of the refund.

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6.   Upon the Owner's death, the Contract and all distributions under it shall comply with the RMD rules in Code Sections 401(a)(9), 408(a)(6) and 408(b)(3), as modified by Code Section 408A(c)(5), and in the Regulations thereunder, and such rules shall override any distribution options in the Contract that are inconsistent with such rules. Consequently, distributions shall be made in accordance with this Section 6 and the Regulations under those Code Sections. Selection of any annuity or other distribution option described in the Contract that does not satisfy the requirements of this
     Section 6 shall not be permitted.

     (a) Upon the Owner's death, the entire interest shall be distributed by December 31 of the fifth calendar year that follows the Owner's Year of Death, except to the extent that paragraph 6(b) or (c) below applies.

     (b) If the Surviving Spouse is the sole Designated Beneficiary under the Contract (taking Separate Shares into account) as of the Applicable Designation Date, then -

          (i) If no irrevocable written election to the contrary has been filed with PL by the deceased Owner or the Surviving Spouse prior to the Spouse's Continuation Election Date, the Contract shall continue in the name of the deceased Owner, and RMDs must begin by the Spouse's Required Beginning Date and be distributed over the Surviving Spouse's remaining Life Expectancy (by December 31 of each subsequent Distribution Year). The RMD amount that must be distributed each Distribution Year with respect to the Contract shall be equal to the quotient obtained by dividing the account balance for the Contract (as determined under Reg.
               (ss)1.408-8, Q&A-6) by the Applicable Distribution Period. For these purposes, the Applicable Distribution Period for each Distribution Year after the Owner's Year of Death -

               (1) Is measured by the Surviving Spouse's remaining Life Expectancy, recalculated annually through the Spouse's Year of Death, and

               (2) For a Distribution Year after the Spouse's Year of Death, is measured by the Surviving Spouse's remaining Life Expectancy as of the Surviving Spouse's birthday in the Spouse's Year of Death, reduced by one year for each calendar year that has elapsed since the calendar year next following the Spouse's Year of Death.

               If the Surviving Spouse dies before the Spouse's Required Beginning Date for such a continued Contract, then the Surviving Spouse shall be treated as the deceased Owner for purposes of this Section 6 (except that any surviving spouse of such a deceased Surviving Spouse cannot continue the Contract further under this subparagraph (i) as a Surviving Spouse). Any Surviving Spouse may arrange to have any portion (or all) of any RMD that is distributable with respect to such Surviving Spouse's interest in the Contract distributed from another Roth IRA formerly owned by such deceased Owner for which such Surviving Spouse is also a designated beneficiary (rather than from the Contract) in accordance with Reg. (ss)1.408-8, Q&A-9.

          (ii) The Surviving Spouse may elect at any time to treat the entire remaining interest in the Contract as a Roth IRA of such Surviving Spouse, if such Surviving Spouse has an unlimited right to withdraw amounts from the Contract and is the sole beneficiary of the Contract, within the meaning of Reg. (ss)1.408-8, Q&A-5(a). Such an eligible Surviving Spouse shall make such an election by a written request to PL to redesignate such Surviving Spouse as the Owner and Annuitant of the Contract. Such an eligible Surviving Spouse shall be deemed to have made such an election if either -

               (1) Such Surviving Spouse makes any transfer, rollover or other contribution of any amount for the benefit of such Surviving Spouse into the Contract, or

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               (2)  Such Surviving Spouse directs PL in writing to transfer or rollover any part or all of the assets to which such Surviving Spouse is entitled under the Contract to another IRA owned by such Surviving Spouse, or

               (3) Any RMD that is required to be distributed from the Contract under this Section 6 or under Code Section 401(a)(9) (e.g., in the case of any amount rolled over or transferred into the Contract from a Plan) is not distributed within the appropriate time.

         (iii) The Surviving Spouse may make an irrevocable election in writing with PL by the Spouse's Continuation Election Date to have such Surviving Spouse's entire interest under the Contract distributed under another method offered by PL that qualifies under Code
               Section 401(a)(9). In addition to any optional method that qualifies under the 5-year rule in paragraph 6(a) above, such optional methods include the following:

               (1) Any annuity option that satisfies Reg.(ss)1.401(a)(9)-5, Q&A-1(e) and provides for periodic distributions that begin no later than the Spouse's Required Beginning Date, or

               (2) Any other method that provides for periodic distributions that begin no later than the Spouse's Required Beginning Date and do not extend beyond the remaining Life Expectancy of such Surviving Spouse.

     (c) If as of the Applicable Designation Date the Contract (taking any Separate Shares into account) has at least one Designated Beneficiary and no entity (e.g., a trust or estate) is treated under Reg.
          (ss)1.401(a)(9)-4, Q&A-3 as a beneficiary under the Contract, then -

          (i) To the extent that no irrevocable election to the contrary has been filed with PL by the deceased Owner or any such Designated Beneficiary by the DB Election Date (and no Surviving Spouse is the sole Designated Beneficiary), then annual distributions of the remaining interest in the Contract must be made over the Applicable Distribution Period starting with the DB Required Beginning Date. In that case, the RMD amount that must be distributed each Distribution Year with respect to the Contract shall be equal to the quotient obtained by dividing the account balance for the Contract (as determined in accordance with subparagraph 6(b)(i) above) by the Applicable Distribution Period. For these purposes -

               (1) The Applicable Distribution Period for the Distribution Year next following the Owner's Year of Death is determined by the Measuring Designated Beneficiary's remaining Life Expectancy, using such beneficiary's age as of such beneficiary's birthday in such Distribution Year; and

               (2) For a subsequent Distribution Year the Applicable Distribution Period is reduced by one year for each calendar year that has elapsed since the calendar year next following the Owner's Year of Death.

               Such RMD amount must be distributed no later than the DB Required Beginning Date, and for each subsequent Distribution Year by December 31 thereof. However, any Designated Beneficiary may arrange to have any portion (or all) of such RMD (that is distributable with respect to such beneficiary's interest in the Contract) distributed from another Roth IRA formerly owned by such deceased Owner for which such beneficiary is also a designated beneficiary (rather than from the Contract) in accordance with Reg. (ss)1.408-8, Q&A-9.

          (ii) Any such Designated Beneficiary may make an irrevocable election in writing with PL by the DB Election Date to have such Designated Beneficiary's entire interest under the Contract distributed under another method offered by PL that qualifies under Code Section 401(a)(9). In addition to any optional method that qualifies under the 5-year rule in paragraph 6(a) above, such optional methods include the following:

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               (1)  Any annuity option that satisfies Reg.(ss)1.401(a)(9)-5,
                    Q&A-1(e) and provides for periodic distributions that begin no later than the DB Required Beginning Date, or

               (2) Any other method that provides for periodic distributions that begin no later than the DB Required Beginning Date and do not extend beyond the remaining Life Expectancy of the Measuring Designated Beneficiary.

     (d) Any amount payable to a minor child of the Owner shall be treated as if it is payable to the Surviving Spouse if the remainder of the interest becomes payable to such spouse when such child reaches the age of majority.

     (e) Unless the Owner provides to the contrary in writing to PL, any beneficiary of any interest under the Contract shall have an unlimited right after the Notice Date, upon 30 days written notice to PL, to withdraw any portion or all of such interest or to apply any such amount to an annuity option that qualifies under Reg.
          (ss)1.401(a)(9)-5, Q&A-1(e).

     (f) If the Owner dies before the entire interest under the Contract has been distributed, no additional cash Contributions or rollover Contributions shall be allowed into the Contract, except where the Surviving Spouse elects (or is deemed to elect) to convert the Contract to be his or her own Roth IRA, as specified above in this
          Section 6.

7. PL shall furnish annual calendar year reports concerning the status of the Contract and such information concerning RMDs as is prescribed by the IRS.

C.   Tax Qualification Provisions

     The Contract as amended by this rider is intended to qualify as a Roth IRA contract that meets the requirements of Code Section 408A and any applicable Regulations relating thereto. To that end, the provisions of this rider and the Contract (including any other rider or endorsement) are to be interpreted to ensure or maintain such tax qualification, despite any other provision to the contrary. PL reserves the right to amend this rider to comply with any future changes in the Code or any Regulations, rulings or other published guidance under the Code, or to reflect any clarifications that may be needed or are appropriate to maintain such tax qualification, without consent (except for the states of Michigan, Pennsylvania, South Carolina and Washington, where affirmative consent is required). PL shall provide the Owner with a copy of any such amendment.

All other terms and conditions of your Contract remain unchanged.

                         PACIFIC LIFE INSURANCE COMPANY

         /s/ Thomas C. Sutton                         /s/ Audrey L. Milfs
 Chairman and Chief Executive Officer                     Secretary

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